Acreage Participation Agreement

        THIS AGREEMENT is entered into effective as of January 23, 2006, by and betwoen REO Energy, Ltd., (hereinafter referred to as the "Holder"), and Ingenium Capital Corp, (hereinafter referred to as the "Paticipant").

                                    RECITALS

               WHEREAS, the Holder has purchased approximately 1,000 acres of mineral leasehold interests in and around Montague County Texas and has obtained the rights to purchase an additional 1,000 acres (for a total of 2,000 acres) of mineral leases in the same area, and

               WHEREAS, the Participant is a Nevada Corporation engaged in the oil and gas business and specifically has assets in the Barnett Shale play, and;

               WHEREAS, the Participant desires to purchase part of the Holder's acreage in exchange for cash, overriding royalties and drilling rights;

               WHtfEAS, the Holder will assign its interests in the acreage to the Participant in Montague County as security for performance of this Agreement;

        Now, THEREPORE the parties hereto agree as follows:

1. Purchase Price. In consideration for the foregoing, the Participant will pay $300,000, as payment for 50% of seller's leasehold interest in the acquired acreage as defined in Exhibit "A", attached hereto and made a part hereof, and approximates 1,000 net mineral leasehold acres. Exhibit B, attached hereto and made a part hereof, contains a list of the entire acreage in consideration under this Agreement, approximately 2,000 gross acres, to which the Participant has certain rights.

2. Participant's Rights and Interests. The Participant will be entitled to receive a 1% overriding royalty on the entire 2,000 gross acres purchased by the Holder (as described in Exhibit "B" herein); however the assignment of interest to the Participant will be for the 1,000 net acres purchased with its cash proceeds. The Participant will be entitled to receive an acreage fee from all of the wells drilled on its assigned acreage in the amount of $500 per acre, which will be due and payable upon the initiation of drilling for each well.

3. Participation Guarantee. The Holder hereby grants to the Participant, the right to participate in the working interest of all of the wells drilled on the subject 2,000 gross acres, as described in Exhibit "B" for up to 25% of the total working interest ownership percentage (up to 25%), pursuant to

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     the budgeted AFE issued by the Holder. The Holder, at its sole discretion, may elect to allow the Participant to increase its working interest ownership percentage beyond the 25% noted herein.

4. Notice of Transfer. Upon payment as described above, the Holder will begin to acquire the additional acreage. Upon transfer of title to the Holder, it will execute the appropriate assignments of interests to the Participant as its security interests. The Holder, at its sole discretion, may elect to sell, transfer or hypothecate the acreage described in Exhibit "B" to a third party prior to the completion of drilling. If the Holder does transfer the any part or the leases described in Exhibit A, the Participant would be entitled to keep its overriding royalty, as described in paragraph 2 above, plus receive $500 per acre for any unused or unallocated acreage transferred or sold to a third party.

5. Participant's Rights in Acreage. The Participant agrees not to sell, transfer or hypothecate the working interests assigned under this agreement while drilling operations are in affect on the acreage noted in exhibit B. The Holder retains the right of first refusal if the Participant elects to sell the acreage described in Exhibit A if drilling operations are not in effect. Drilling operations are considered not in effect if no drilling has occurred one year prior to the expiration of the leases described In Exhibit A, which is consistent with the terms of the leases extended to the Holder.

6. Assignability. The Participant designated below may not assign all or any portion of their rights under this Agreement to other persons without the consent of the Holder or Holder's representative. If such consent is granted, then a written notice of such assignment and the name and address of such assignee shall be provided to the Holder prior to Notice of Transfer. Notwithstanding the foregoing, no portion of this Agreement may be assigned to any person or entity unless the person or entity signs a written acknowledgment of all terms and conditions hereof, including those contained in Paragraphs 1, 2 and 3.

7. Non-public Nature of Transaction. The terms of this sale do not Involve any public solicitation or advertisement and were privately negotiated on a arms-length basis. The Participant is a sophisticated investor with substantial experience in the oil and gas industry.

8. Confidentiality. The Parties hereby agree to keep confidential all proprietary information. The parties furthermore agree to keep confidential any and all names, telephone or telex numbers, and any other matters considered confidential arising from this Agreement.

9. Notices. Any notices required or permitted hereunder shall be sufficient if mailed, postage prepaid, to the representative parties at the addresses set forth below.


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10.  Construction. This agreement shall be construed and interpreted in accordance with the laws of the State of Texas.

11. Default. In event of any default hereunder, the non-defaulting party shall be entitled to reimbursement of all costs, including reasonable attorneys fees, incurred in enforcing this agreement, whether with or without suit.

12. Further Assurances. At any time, and from time to time after the execution hereof, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

13. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same Agreement.

14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties and their heirs, successors and assigns.


        IN WITNESS WHEREOF, the parties have executed this agreement to be effective as of the day and year first written above. written above.


PARTICIPANT                               HOLDER


/s/ Ted Kozub                             /s/ Joe Bill Bennett
---------------------                     -------------------------
Ingenium Capital Corp.                    REO Energy, Ltd.
By: Ted Kozub                             By: Joe Bill Bennett
Its: President                            Its: Managing Partner

                                 Dyemound Leases

                                                Gross            Net Acres         Net Acres        Negotiating or
        Lease Name                              Acres             Leased            Mailed           Uncontacted
---------------------------------------------------------------------------------------------------------------------------------
V.W. Hutson leases:
        King Lease                              84.790           34.910              -0-      *balance is leased to third party
        Umberson Lease                         144.000          144.000
        Brumbaugh Lease                        145.300           90.813            54.487
        Keck Lease                             135.000          135.000
        Edwards Lease                          275.000          275.000
        Tunnicliff Lease                       240.000          240.000
        Donald Lease                           160,000          106.668            53.322
        Wiese Lease                            110.000          110.000
        Shahinian Lease                        108.520           54.261            54.261
        Tompkins Lease                          80.000           35.000            45.000
        Williams Lease                          80.000           35.000            45.000
                                             ---------        ----------          --------
                                             1,562.610        1,260.652           252.070
Total Leased (in hand):          1,260.652
(mailed):                          252.070
                                 ---------
                  Total:         1,512.722
------------------------------------------------------------------------------------------------------------------------------

Joe Bob Smith leases:
          Musick Lease                         116.000           83.377           18.123            14.500
             Cox Lease                         139.500           24.542           28.418            86.540
                                             ---------        ----------          --------          -------
                                               255.500          107.919           46.541           101.400
Total Leased (in hand):             107.919
                 (mailed):           46.541

                    Total:      -----------
                                    154.460
------------------------------------------------------------------------------------------------------------------------------

   Combined ( all of the above):
            Total Acres In Hand:     1,368.571
            Total Acres In Mail:       298.611
                                   -----------
                                     1,667.182
Note:
We are negotiating and/or curing title to acquire leases on an additional 101,40 acres, which, assuming all mailed leases come in and the negotiated acres are acquired; we are looking at a gross acreage of 1,818.11 with a corresponding 1,768.582 net mineral acres.

You might notice since our last exchange, the Jimenez lease has fallen out of play. We have other leases that we are working on in this area to fill in around what we already have but to date have not gotten commitments from the lessors.


Joe Bob Smith 940/476-2428 or 733-4831